UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 8, 2017

Date of Report (Date of earliest event reported)

QUANTUMSPHERE, INC.

(Exact name of registrant as specified in its charter)

000-53913

(Commission File Number)

Nevada	20-3925307
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2905 Tech Center Drive, Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

800-307-4299

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 5, 2017, QuantumSphere, Inc., a Nevada corporation (the “Registrant”), entered into an Equipment Purchase and Sale Agreement (the “September 2017 Agreement”) with Vivakor, Inc. (“Vivakor”) in which the Registrant agreed to sell to Vivakor: 1. Two patents relating to the manufacture and production of nano-particles for use in conjunction with ammonia, methanol, hydrogen, light olefins and other chemical applications which may be improved through the use of FeNIX and other nano-particles; 2. Reactors related to nanomaterials production, passivation equipment, ammonia bench-test and ammonia lab analysis equipment, nanomaterials inventory, computer equipment, and related property of the Registrant related to nanomaterials and ammonia processes; and 3. The Joint Development Agreement by and between Casale, S.A. and the Registrant dated May 2015, and the Commercialization Partnership Agreement by and between Casale, S.A. and the Registrant dated March 2016.

In return, the Registrant shall receive from Vivakor up to $5.0 million in Vivakor convertible Preferred Series C Shares (“the Preferred Shares”) as follows:

1.	The Registrant shall receive $2.5 million in Preferred Shares upon execution of the September 2017 Agreement;
2.	The Registrant shall receive an additional $2.5 million in Preferred Shares should a purchase order for a minimum of $450,000 be received for nano iron from an ammonia plant within six months of the signing of the September 2017 Agreement, or;
3.	The Registrant shall receive an additional $1.5 million in Preferred Shares should a purchase order for a minimum of $450,000 be received for nano iron from an ammonia plant within six months and one day to one year of the signing of the September 2017 Agreement, or:
4.	The Registrant shall receive an additional $0.5 million in Preferred Shares should a purchase order for a minimum of $450,000 be received for nano iron from an ammonia plant within one year and one day to two years of the signing of the September 2017 Agreement,

The Preferred Shares shall convert to common shares on a 1-for-1 basis over a four year period at twenty-five percent per year, or will automatically vest upon such time that the purchase orders from Casale, S.A. or others exceed $3.0 million worth of annual orders.

In addition, the Registrant shall be entitled to receive a royalty payable within ninety days after the end of each calendar year from the prior year’s activities with respect to all Casale, S.A. or other definitive purchase orders. The royalty shall continue for a ten year period and shall equal five percent of gross revenues from the FeNIX orders.

Vivakor will also grant to the Registrant warrants to purchase 11 million shares of Vivakor Restricted Common Stock, which shall be subject to a lock-up agreement pursuant to which during the two year period after the date of conversion, the holder may sell only a number of shares equal to twenty percent of the ten day average volume of Vivakor common stock as reported on its trading market during any ninety day period, at $0.50 per share as of the closing date of the transactions contemplated by the September 2017 Agreement. The warrants shall have an expiration date of two years from the closing date, may not be transferred or assigned without the prior written consent of Vivakor, which consent will not be unreasonably withheld. If warrants are exercised within ninety days of the close of the September 2017 Agreement, the warrant price will be $0.35 per share.

The eight remaining patents shall remain with the Registrant.

The above sale by the Registrant to Vivakor has been approved by the Registrant’s senior secured lender, Novus Capital, and all Series O-2 junior secured note holders.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHBITS

Exhibit No.	Description
9.1	September 2017 Equipment Purchase and Sale Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUMSPHERE, INC.

Date: September 8, 2017	By:	/s/ Kevin D. Maloney
	Name:	Kevin D. Maloney
	Title:	President and Chief Executive Officer